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                                   EXHIBIT 11

         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE


Net income per share was calculated as follows:

                                                                        Fiscal Year
                                                                        -----------
                                                            1995            1994           1993
                                                         ------------------------------------------
Primary:
  Income (loss) from continuing operations before
    discontinued operations                               $ (130,859)    $    86,807    $   979,457
  Income (loss) from discontinued operations                  241,256     (2,896,694)    (2,094,795)
  Net income (loss)                                           110,397     (2,809,887)    (1,115,338)
  Weighted average common shares outstanding                1,804,827      1,334,034      1,207,849
  Incremental shares under stock options computed
    under the treasury stock method using the
    average market price of the issuer's common
    stock during the periods                                    2,713        134,713        165,311
  Weighted average common and common
    equivalent shares outstanding                           1,807,540      1,468,747      1,373,160
  Income (loss) per share from continuing
    operations                                                   (.07)           .06            .71
  Income (loss) per share from discontinued
    operations                                                    .13          (1.97)         (1.52)
  Net income (loss) per share                                     .06          (1.91)          (.81)

Fully diluted:
  Income (loss) from continuing operations
    before discontinued operations                           (130,859)        86,807         979,457
  Income (loss) from discontinued operations                  241,256     (2,896,694)     (2,094,795)
  Net income (loss)                                           110,397     (2,809,887)     (1,115,338)
  Weighted average common shares outstanding                1,804,827      1,334,034       1,207,849
  Incremental shares under stock options computed
    under the treasury stock method using the
    market price of the issuer's common stock
    at the end of the periods if higher than the
    average market price                                       13,565        134,713         196,900
  Weighted average common and common
    equivalent shares outstanding                           1,818,392      1,468,747       1,404,749
  Income (loss) from continuing operations                       (.07)           .06             .70
  Income (loss) per share from discontinued
    operations                                                    .13          (1.97)          (1.49)
  Net income (loss) per share                                     .06          (1.91)           (.79)


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